Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 7, 2025, which includes an explanatory paragraph relating to Titan Acquisition Corp’s ability to continue as a going concern, relating to the financial statements of Titan Acquisition Corp, as of December 31, 2024 and for the period from January 11, 2024 (inception) to December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

March 7, 2025